Exhibit 10.1

FIRST AMENDMENT TO THE

RESOLUTE FOREST PRODUCTS 2019 EQUITY INCENTIVE PLAN

The Resolute Forest Products 2019 Equity Incentive Plan (the “Plan”), as established by Resolute Forest Products Inc. (the “Company”), is hereby amended as follows, pursuant to a resolution adopted by the Human Resources and Compensation/Nominating and Governance Committee of the Board of Directors of the Company on March 23, 2020 and the authority retained in Section 14 of the Plan.

1.	Section 3.2(d) of the Plan is hereby restated in its entirety to read as follows:

“(d) determine the terms and conditions of Awards, provided that any Award (other than a cash settled only Award) granted under the Plan shall have a minimum vesting period of one year following the Grant Date of any such Award;”

2.	Section 4.1(a) of the Plan is hereby restated in its entirety to read as follows:

“(a) The Shares with respect to which Awards may be made under the Plan shall be Shares currently authorized but unissued or, to the extent permitted by applicable law, currently held or acquired by the Company as treasury Shares, including Shares purchased in the open market or in private transactions or a combination of the foregoing. Subject to adjustment in accordance with Section 4.3, no more than 5,300,000 Shares shall be available for the grant of Awards under the Plan (the “Total Share Reserve”).”

3.

This amendment is effective upon approval by the Company’s shareholders on May 12, 2020, and shall apply to all Awards made on or after such date. Except as otherwise provided herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by a duly authorized officer this 23rd day of March, 2020.

RESOLUTE FOREST PRODUCTS INC.

By:	(s) Yves Laflamme
Yves Laflamme
President and Chief Executive Officer